Exhibit 99.1

October 29, 2021

Dear Fellow Shareholders,

To improve is to change; to be perfect is to change often. – Sir Winston Churchill, Former Prime Minister of the United Kingdom

Businesses that are successfully responsive to change in the marketplace are not in a state of constant upheaval. They stay true to their vision and values. However, they identify which specific strategies and tactics must rightly evolve to meet changing customer needs and competitive dynamics.

It’s my privilege to report another record-breaking quarter for your Company that demonstrates that our corporate vision remains on-target – and that well-managed change is key to our sustained success. Finding fit rather than forcing fit in a merger partner; knowing when to sunset, relocate or open a new branch are examples of the kind of well-managed change your Company’s leadership seeks to accomplish.

First, I’d like to inform you of an important industry benchmark ranking that speaks to your Bank’s continuing growth and strength.

Farmers Named #1 Performing Bank in Ohio

Bank Director Magazine, a national publication for financial professionals, recently announced the top performing banks in their 3rd Quarter 2021 issue. I am proud to say that Farmers was named the 17th top performing bank in America, and was ranked as the number one top performing bank in all of Ohio.

In its annual Bank Scorecard Report, Bank Director rated the country’s banks on a broad range of performance measures, with particular focus on profitability, capital adequacy and asset quality. Farmers outperformed all other Ohio banks in its class to secure this year’s honors.

We have a culture of high performance that we strive to deliver each day for our stakeholders and customers. This ranking is the ultimate honor and validation for our Associates and their remarkable commitment to making an impact for the local communities and businesses we serve.

Cortland Merger Update

As we progress towards becoming a combined Company, I want to take the opportunity to update you on upcoming components of the merger. I am happy to report that in October 2021 we received approval from all regulatory agencies and the SEC. In addition, at Cortland’s Special Shareholders Meeting on October 26, 2021 shareholders voted to approve the merger.

With these procedures behind us we expect to complete the financial close by the first week of November 2021. Once closed, we will be working towards the technical conversion date of February 21, 2022. On that day Cortland customers will become Farmers National Bank customers. During this time, signage will be changed to Farmers National Bank and the Cortland core system and online banking channels will be converted to Farmers.

Proudly, this merger will create a $4.1 billion Bank and we will become the only Bank headquartered in the Mahoning Valley.

Chesterland Branch

After much careful analysis and consideration, the Senior Management Team made the business decision to close the Newbury branch and relocate to a larger growth market. We were able to identify a perfect endcap in a plaza located in a high traffic area in Chesterland, Ohio. Our new location offers customers the ability to utilize the drive-thru, which was not feasible at our Newbury location.

The 2,400-square-foot Chesterland branch is located at 8389 Mayfield Road and opened on Monday, October 4th. This new branch is located just a few short miles from Newbury (7.8 mi).

Farmers hosted a ceremonial ribbon cutting for the Chesterland Branch on Monday, October 25th. Farmers Leadership, the Chesterland staff and community dignitaries were all in attendance for this exciting occasion.

Conclusion

Your Company is committed to well-managed change, which is to say diligently researched and purposeful change. As always, I am open to your calls, letters, and emails.

Very truly yours,

Kevin J. Helmick

President & CEO